Exhibit 99.3

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and between

TAURUS INVESTMENTS S.A.

and

VÄRDE INVESTMENT PARTNERS, L.P.

Dated as of

August 6, 2004

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of August 6, 2004 (this “Agreement”), is made by TAURUS INVESTMENTS S.A., a company incorporated in the Grand Duchy of Luxembourg (the “Seller”), and Värde Investment Partners, L.P., a limited partnership organized in the State of Delaware (the “Purchaser”).

WHEREAS, the Seller is the registered holder of 37,560,725 issued and outstanding Common Shares, without par value, of Terra Industries Inc. (the “Company Shares”), a corporation incorporated in the State of Maryland, United States of America (the “Company”); and

WHEREAS, the Seller desires to sell and the Purchaser desires to purchase certain of the Company Shares, simultaneously with the purchase of certain other Company Shares by each other New Investor (as defined and indicated under the Registration Rights Agreement attached hereto).

NOW, THEREFORE, in consideration of the premises, warranties, covenants and agreements contained herein, the parties agree as follows:

1. Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller shall sell, transfer and assign to the Purchaser, and the Purchaser shall purchase from the Seller, 2,000,000 Company Shares (such 2,000,000 Company Shares, the “Purchased Shares”) at a price of US$5.30 per Company Share (the “Purchase Price”), upon the terms set forth in this Agreement (such transaction, the “Purchase”).

2. Condition Precedent to Transaction. The obligations of the Purchaser to complete the Purchase are subject to the following conditions:

(a) The representations and warranties of the Seller contained in Section 4 hereof shall be true and correct in all material respects as of the date hereof and as of the date of the Closing (as hereinafter defined).

(b) The Company shall enter into the Registration Rights Agreement attached hereto as Exhibit A.

3. Closing and Delivery of Purchased Shares. The closing of the transactions constituting the purchase and sale of the Purchased Shares (the “Closing”) shall take place at Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004. Certificates representing not less than the number of Purchased Shares to be sold under this Agreement, accompanied by instruments of transfer to the Purchaser, shall be delivered by or on behalf of the Seller to the Purchaser at the Closing against payment of the aggregate Purchase Price thereof by wire transfer in immediately available funds in United States dollars. The Closing shall take place on or before August 16, 2004, unless the parties agree otherwise.

The Purchaser agrees that if the share certificates delivered hereunder represent a number of Company Shares greater than the number of Purchased Shares, the Purchaser shall cooperate with the Seller to ensure that certificates representing the number of Purchased Shares purchased under this Agreement will be issued to the Purchaser, and that any Company Shares represented by the certificates delivered at the Closing that are in excess of the number of Purchased Shares sold under this Agreement remain the sole property of the Seller.

4. Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser that:

(a) The Seller is an entity duly organized and validly existing under the laws of the Grand Duchy of Luxembourg and has the requisite right, power and authority, and has taken all actions necessary, to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Seller and (assuming the due authorization, execution and delivery hereof by the Purchaser) is a valid and binding obligation of the Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The execution and delivery of this Agreement, the compliance by the Seller with all the provisions of, and the performance by the Seller of its obligations under, this Agreement and the consummation of the transactions contemplated in this Agreement will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) the constitutive documents of the Seller, any instrument, contract or other agreement to which the Seller or by which the Seller or any of its properties or assets or the Purchased Shares may be bound or subject, in each case, the breach or violation of which or default under which would be reasonably expected to have a material adverse effect on the ability of the Seller to comply with its obligations hereunder, or (ii) any law, statute or any order, rule, regulation, order, writ, injunction, determination, award, judgment or decree of any court or governmental agency or body having jurisdiction over the Seller or the Purchased Shares or any of its subsidiaries or any of its properties, or any stock exchange authority or self-regulatory organization (each, a “Governmental Authority”); and, other than the filing of a Form 4 and a Schedule 13D under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the Seller or an affiliate thereof, no consent, approval, authorization, order, registration, clearance or qualification or notification of, with or to any Governmental Authority is required for the sale and delivery of the Purchased Shares by the Seller under this Agreement;

(b) The Seller is, and immediately prior to delivery of the Purchased Shares to the Purchaser will be, the sole beneficial and record owner of the Purchased Shares, and has and will have valid title to the Purchased Shares, free and clear of all liens, encumbrances, equities, charges, security interests, claims or other interests of others, and the Purchaser, when the Purchased Shares are delivered in accordance with this Agreement, will be entitled to all the rights of a shareholder of the Company conferred by the Articles of Incorporation, the by-laws of the Company and applicable law;

(c) The Purchased Shares are not subject to any conflicting sale, transfer, assignment, or any agreement (other than this Agreement) (i) to assign, convey, or transfer, in whole or in part, any of the Purchased Shares or (ii) that otherwise affects or restricts the sale or affects in any manner the Purchased Shares, and upon consummation of the Purchase, the Purchaser will receive valid title to the Purchased Shares, free and clear of any encumbrance, liens, claims, charges, security interests, or other interests of others;

(d) There are no legal or governmental proceedings pending to which the Seller is a party or of which any property of the Seller is the subject that, if determined adversely to the Seller, would individually or in the aggregate have a material adverse effect on the Seller’s ability to perform its obligations under this Agreement, and, to the best of the Seller’s knowledge, no such proceedings are threatened or contemplated by Governmental Authorities or threatened by others; and

(e) Neither the Seller nor any person (including without limitation Lazard Frères & Co., LLC) acting on its behalf has offered or sold any Purchased Shares by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.

(f) Without limitation to Section 5(k) of this Agreement, the Seller is solely responsible for its investment and other decisions with respect to this Agreement and is not relying on any representation or warranty of, or advice from, the Purchaser or the Company or any of their respective affiliates in connection with any such decisions, and neither the Purchaser, the Company, nor any of their respective affiliates are acting as an adviser to or fiduciary of the Seller in connection with this Agreement;

(g) The Seller has sufficient knowledge, experience and access to professional advice to make its own legal, tax, accounting, financial and other evaluation of the merits and risks of entering into this Agreement, has reviewed carefully this Agreement with its financial, legal and tax advisers and has determined that entering into this Agreement is consistent with the Seller’s objectives. Without limitation of the foregoing, or of any other provisions of this Agreement, the Seller acknowledges and understands that this Agreement may involve legal, tax and regulatory considerations that are highly dependent on facts and circumstances related to itself, that the Seller will have sufficient information regarding such facts and circumstances to determine the legal, tax and regulatory consequences of this Agreement and the transactions contemplated herein for the

Seller and that it, together with its legal, tax and financial advisers, will be solely responsible for determining and evaluating such consequences and making its own independent decisions with respect to this Agreement and the transactions contemplated herein based on such determinations and evaluations and any other factors or considerations deemed relevant by the Seller or its advisers;

(h) The Seller has received such information concerning the Company and the Purchased Shares, and has been given the opportunity to ask such questions and to receive answers as the Seller deems sufficient, based on information provided by Company to the Seller, to make an informed investment decision with respect to the Purchased Shares;

(i) The Seller is not, and after giving effect to the transactions contemplated in this Agreement will not be, a person acting together with the Purchaser or any of its affiliates within the meaning of Rule 13d-5 of the Securities Act;

(j) The Seller understands that the Purchaser and any affiliates thereof are relying on the truth and accuracy of these representations; and

(k) Unless otherwise specified, the representations and warranties of the Seller contained in this Section 4 are made only at and as of the date hereof and as of the Closing.

5. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller that:

(a) The Purchaser is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite right, power and authority, and has taken all actions necessary, to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery hereof by the Seller) is a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The execution and delivery of this Agreement by the Purchaser, the compliance by the Purchaser with all the provisions of, and the performance by the Purchaser of its obligations under, this Agreement and the consummation of the transactions contemplated in this Agreement will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) the constitutive documents of the Purchaser, (ii) any instrument, contract or other agreement to which the Purchaser is a party or by which the Purchaser or any of its properties or assets may be bound or subject, in each case, the breach or violation of which or default under which would be reasonably expected to have a material adverse effect on the ability of the Purchaser to comply with its obligations hereunder, or (iii) any law, statute or any order, rule, regulation order, writ, injunction, determination, award, judgment or decree of any Governmental Authority; and other than the filing of a Schedule 13G under the Exchange Act by the Purchaser or an affiliate thereof (as may or may not be necessary), no consent, approval, authorization, order, registration, clearance or qualification or notification of, with or to any Governmental Authority is required for the purchase of the Purchased Shares by the Purchaser under this Agreement;

(b) There are no legal or governmental proceedings pending to which the Purchaser is a party or of which any property of the Purchaser is the subject that, if determined adversely to the Purchaser, would individually or in the aggregate have a material adverse effect on the Purchaser’s ability to perform its obligations under this Agreement, and, to the best of the Purchaser’s knowledge, no such proceedings are threatened or contemplated by Governmental Authorities or threatened by others;

(c) The Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act;

(d) The Purchaser is acting as a principal and not as an agent in connection with this Agreement and the transactions contemplated herein. In particular, the Purchaser is acquiring the Purchased Shares for the Purchaser’s own account as principal for investment and not with a view to or for offer or sale in connection with any distribution thereof within the meaning of the Securities Act;

(e) Without limitation to Section 4(j) of this Agreement, the Purchaser is solely responsible for its investment and other decisions with respect to this Agreement and is not relying on the Seller or any of its affiliates in connection with any such decisions, and neither the Seller nor any such affiliate is acting as an adviser to or fiduciary of the Purchaser in connection with this Agreement;

(f) The Purchaser has sufficient knowledge, experience and access to professional advice to make its own legal, tax, accounting, financial and other evaluation of the merits and risks of entering into this Agreement, has reviewed carefully this Agreement with its financial, legal and tax advisers and has determined that entering into this Agreement is consistent with the Purchaser’s objectives. Without limitation of the foregoing, or of any other provisions of this Agreement, the Purchaser acknowledges and understands that this Agreement may involve legal, tax and regulatory considerations that are highly dependent on facts and circumstances related to itself, that the Purchaser will have sufficient information regarding such facts and circumstances to determine the legal, tax and regulatory consequences of this Agreement and the transactions contemplated herein for the Purchaser and that it, together with its legal, tax and financial advisers, will be solely responsible for determining and evaluating such consequences and making its own independent decisions with respect to this Agreement and the transactions contemplated herein based on such determinations and evaluations and any other factors or considerations deemed relevant by the Purchaser or its advisers;

(g) The Purchaser has received such information concerning the Company and the Purchased Shares, and has been given the opportunity to ask such questions and to receive answers as the Purchaser deems sufficient, based on information provided by Company to the Purchaser, to make an informed investment decision with respect to the Purchased Shares;

(h) The Purchaser acknowledges that the certificate for the Purchased Shares will contain a legend substantially in the form of the legend in Exhibit B (and such legend may be removed when the Purchased Shares have met the requirements for Transfer set forth in Section 7 or as the Securities Act otherwise permits);

(i) Neither the Purchaser nor any person (including without limitation Lazard Frères & Co., LLC) acting on its behalf has offered or sold any Company Shares by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act;

(j) The Purchaser is not, and after giving effect to the transactions contemplated in this Agreement will not be, a person acting together with the Seller or any of its affiliates within the meaning of Rule 13d-5 of the Securities Act;

(k) The Purchaser understands that the Seller and any affiliates thereof are relying on the truth and accuracy of these representations, and agrees that if it becomes aware that any of the representations in this Section 5 are no longer accurate, it shall promptly notify the Seller; and

(l) Unless otherwise specified, the representations and warranties of the Purchaser contained in this Section 5 are made only at and as of the date hereof and as of the Closing.

6. Seller Acknowledgments and Agreements. As a material inducement to Purchaser’s agreement to consummate the Purchase, Seller acknowledges and agrees as follows:

(a) it acknowledges that it has (i) obtained and has carefully read the Annual Report on Form 10-K of the Company and the exhibits thereto for the fiscal year ended December 31, 2003, and all subsequent public filings of the Company and have relied only upon the information contained in such documents, other publicly available information regarding the Company, and such other information that it and its advisers deem necessary to make its investment decision and (ii) adequate information concerning the business and financial condition of the Company to make an informed decision regarding its sale of the Purchased Shares, has independently and without reliance upon Purchaser, and based on such information as it has deemed appropriate, made its own analysis and decision to sell the Purchased Shares and is able to bear the economic risk of the Purchase;

(b) it acknowledges and understands that Purchaser and its officers and affiliates may or may not, as the case may be, possess material information not known to Seller that may be relevant to the Purchase (the “Purchaser Information”), including without limitation, (i) information received by principals and employees of Purchaser in their capacity as creditors (if applicable) of Mississippi Chemical Corporation, including information concerning a possible sale of assets of Mississippi Chemical Corporation to the Company, (ii) information otherwise received from the Company on a confidential basis, and (iii) information received on a privileged basis from the attorneys and financial advisers representing the Company and its Board of Directors;

(c) it acknowledges and agrees that Purchaser has no obligation to disclose to it any of the Purchaser Information, and it has determined to sell the Purchased Shares notwithstanding its lack of knowledge of Purchaser Information; and

(d) it agrees that without limitation to Section 5 Purchaser and its affiliates, principals, stockholders, partners, employees and agents shall have no liability to Seller or its grantor or beneficiaries, whatsoever, pursuant to applicable securities laws or otherwise, resulting from Purchaser’s use or non-disclosure of the Purchaser Information, and Seller hereby irrevocably waives, and agrees to fully indemnify and reimburse Purchaser against and for, any claims on behalf of itself or its grantor or beneficiaries that it or they may now or hereafter have relating to such use or non-disclosure.

7. Purchaser Acknowledgments and Agreements. As a material inducement to Seller’s agreement to consummate the Purchase, Purchaser acknowledges and agrees as follows:

(a) Purchaser is making the Purchase for investment purposes and not with a view to any distribution;

(b) Purchaser acknowledges that it has (i) obtained and has carefully read the Annual Report on Form 10-K of the Company and the exhibits thereto for the fiscal year ended December 31, 2003, and all subsequent public filings of the Company and has relied only upon the information contained in such documents, other publicly available information regarding the Company, and such other information that it and its advisers deem necessary to make its investment decision and (ii) adequate information concerning the business and financial condition of the Company to make an informed decision regarding its purchase of the Purchased

Shares, has independently and without reliance upon Seller, and based on such information as it has deemed appropriate, made its own analysis and decision to purchase the Purchased Shares and is able to bear the economic risk of the Purchase; and

(c) it agrees that without limitation to Section 4 Seller and its affiliates, principals, stockholders, partners, employees and agents shall have no liability to Purchaser or its grantor or beneficiaries, whatsoever resulting from Seller’s use or non-disclosure of the material information not known to Purchaser that is relevant to the transaction and that Seller and its officers and affiliates may possess, and Purchaser hereby irrevocably waives, and agrees to fully indemnify and reimburse Seller against and for, any claims on behalf of itself or its grantor or beneficiaries that it or they may now or hereafter have relating to such use or non-disclosure.

8. Restrictions on Transfers. The Purchaser acknowledges that the Purchased Shares have not been registered under the Securities Act and that the Purchased Shares are being sold to the Purchaser pursuant to an exemption from registration under the Securities Act. The Purchaser agrees that it shall not (1) sell, transfer, assign, pledge, encumber or otherwise dispose of, whether for value, and whether directly or indirectly, any of the Purchased Shares or (2) enter into any agreements, option contracts, futures contracts, options on futures contracts, spot or forward contracts, caps, floors, collars or other agreements to purchase or dispose of, whether directly or indirectly, the economic or other risks of ownership of the Purchased Shares, or enter into any other hedging arrangements in respect of its holding of the Purchased Shares (each of (1) and (2), a “Transfer”), unless:

(a) A registration statement providing for the registration under the Securities Act of the Purchased Shares that would allow for a Transfer of the type proposed to be made by the Purchaser is declared effective by the Commission under the Securities Act, no stop order in respect thereof has been issued by the Commission and the Transfer will be valid and effective under applicable state securities laws of the United States of America;

(b) (i) The Transfer is being made pursuant to an exemption from the registration requirements of the Securities Act or is otherwise permitted by the Securities Act and (ii) the Purchaser has, prior to the Transfer, delivered to the Seller (w) in the case of a Transfer (A) pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 144 (or any successor provision) thereunder or (B) to any “accredited investor”, as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act pursuant to an exemption from registration thereunder (or any successor provision), an officer’s certificate certifying that such Transfer is undertaken in accordance with the applicable exemption, (x) a written legal opinion of counsel, addressed to the Seller and reasonably satisfactory to the Seller, stating that the Transfer is being made in accordance with an exemption from registration under, or is otherwise permitted by, the Securities Act, (y) a no-action letter from the Commission, in effect advising that the Commission will not recommend any enforcement action in relation to the Transfer, or (z) a written acknowledgment or concurrence by the Company that the Transfer is being made in accordance with an exemption from registration under the Securities Act; provided, that after the first anniversary of the date of this Agreement, the Purchaser shall have no obligations under clause (ii) of this Section 8(b); or

(c) The Transfer is being made to an affiliate (as defined in the Securities Act) of the Purchaser, which affiliate is otherwise an “accredited investor” within the meaning of Regulation D under the Securities Act; provided, that the Transfer is not in violation of the Securities Act or any regulation thereunder.

9. Information. Each party shall give prior notice to the other of, and shall give the other party the opportunity to review in advance, any filing to be made by the first party relating to this Agreement or the transactions contemplated herein and the other party shall have the right to consult with the party making such filing regarding any information relating to the other party or their affiliates therein.

The Purchaser shall supply such information with respect to itself, its directors, officers and shareholders and such other matters as may be reasonably necessary as the Seller may reasonably request for the purpose of preparation of any registration statement, notice, form or other documents to be filed with any Governmental Authority.

The Seller shall supply such information with respect to itself, its directors, officers and shareholders and such other matters as may be reasonably necessary, as the Purchaser may reasonably request for the purpose of preparation of any registration statement, notice, form or other documents to be filed with any Governmental Authority.

10. Confidentiality. Neither party will, without the prior written consent of the other, directly or indirectly, make any disclosure with respect to this Agreement, except as may be required by applicable law or any order, rule or regulation of any Governmental Authority; provided, that nothing in this Section 10 shall prohibit Taurus or any of its affiliates from filing a press release describing this Agreement and the transactions contemplated hereunder. Each of the Purchaser and the Seller acknowledges and agrees that the Seller or the Purchaser, as the case may be, or, in each case, an affiliate thereof may or may not be filing this Agreement as an exhibit to a form on Schedule 13D or Schedule 13G, as applicable, it will be filing under the Exchange Act.

11. Further Assurances. Each party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12. Costs and Expenses. Each party to this Agreement shall be responsible for such party’s own expenses in connection with this Agreement.

13. Notices. All statements, requests, notices and agreements hereunder shall be in writing, and shall be delivered or sent by mail or facsimile transmission to the address or facsimile number set forth below:

(a)	to Taurus Investments S.A. at:

48 rue de Bragance, L-1255, Luxembourg

Facsimile: +352 404 110 250

Attention: Company Secretary

with a copy to Anglo American plc at:

20 Carlton House Terrace, London SW1Y 5AN, U.K.

Facsimile: +44 207 698 8755

Attention: Company Secretary

(b)	to Värde Investment Partners, L.P. at:

Värde Investment Partners, L.P.

8500 Normandale Lake Blvd. Suite 1570

Minneapolis, MN 55437-3813

Facsimile: (952) 893-9613

Attention: Marcia Page or Jeff Thuringer

or to such other address, telex number or facsimile number as it is notified in writing by that party to the other parties.

14. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

15. Dispute Resolution. All disputes arising between the parties in connection with this Agreement, or the breach, termination, interpretation, or validity thereof, shall be finally settled by arbitration at law in Paris, France under the Rules of Arbitration of the International Chamber of Commerce and for such purpose the following shall apply: (i) any arbitration proceedings pursuant hereto shall be conducted in the English language and the arbitration tribunal shall sit in Toronto, Canada; and (ii) each party shall designate one arbitrator and the third arbitrator shall be designated by common agreement of those two arbitrators designated by the parties, and failing such agreement within 30 days following the date on which the later of the two arbitrators was designated, the third arbitrator shall be designated by the International Chamber of

Commerce. The arbitration awards rendered pursuant hereto shall be issued in writing in the English language, shall contain the arbitration decision and the reasoning supporting it and shall be final and not subject to appeal.

16. Entire Agreement. This agreement shall constitute the binding agreement of the parties with respect to the subject matter hereof and shall constitute the entire agreement of the parties with respect to the subject matter hereof.

17. Counterparts. This Agreement may be executed by either party hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

18. Survival. All of the representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing hereunder and, except for Sections 4(b) and 4(c) of this Agreement, shall thereafter terminate and expire on the first anniversary of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date and year first above written.

TAURUS INVESTMENTS S.A.

By:	/s/ J.A. THOMPSON
Name:	J.A. Thompson
Office:	Secretary

VÄRDE INVESTMENT PARTNERS, L.P.

By: Värde Partners, L.P., its Managing Member

By: Värde Partners, Inc., its General Partner

By:	/s/ GREGORY S. MCMILLAN
Name:	Gregory S. McMillan
Office:	Managing Director

Exhibit A – Form of Registration Rights Agreement

Exhibit B

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE SECURITIES OR “BLUE-SKY” LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS. IN ADDITION, THE TRANSFER OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE PURCHASE AGREEMENT, DATED AS OF AUGUST 6, 2004, BETWEEN TAURUS INVESTMENTS S.A. AND VÄRDE INVESTMENT PARTNERS, L.P. AND NO TRANSFER OF THESE SECURITIES SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED.